Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-87014, 333-94739, 333-91781, 333-91785, 333-91787, 333-104712, 333-91791, 333-46630, 333-33878, 333-127273, 333-147401, 333-150633, 333-180923, 333-195454, 333-213170 and 333-217489 on Form S-8 of our reports dated February 26, 2018, relating to (1) the consolidated financial statements and financial statement schedule as of and for the years ended December 31, 2017, January 1, 2017 and January 3, 2016 of Teledyne Technologies Incorporated and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Teledyne Technologies Incorporated for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 27, 2018